Exhibit 2.3

Second AMENDMENT To AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of May 3, 2021 (the “Amendment Date”) by and among Property Solutions Acquisition Corp., a Delaware corporation (“Acquiror”), PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Each of the Company, Merger Sub and Acquiror are referred to herein as a “Party” and together as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of January 27, 2021 and that certain First Amendment to the Agreement and Plan of Merger, dated as of February 25, 2021 (collectively, the “Merger Agreement”);

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement may be amended or modified, in whole or in part, by a duly authorized agreement in writing executed in the same manner as the Merger Agreement that makes reference to the Merger Agreement; and

WHEREAS, the Parties wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
AMENDMENTS TO THE MERGER AGREEMENT

Section 1.1 Amendment to Section 1.01 (Definitions) of the Merger Agreement. The definition of “Additional Bridge Loan” in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Additional Bridge Loan” means any additional bridge loans obtained by the Company and/or its Subsidiaries after December 31, 2020 and prior to the Closing in an amount not to exceed $[140,000,000] (or a greater amount to the extent such amount in excess of $[140,000,000] is utilized to pay off Indebtedness of the Company and/or its Subsidiaries (such greater amount, the “Excess Bridge Loan Amount”)).”

Section 1.2 Amendment to Section 3.06(b) of the Merger Agreement. Section 3.06(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“At the Effective Time, by virtue of this Agreement and existing agreements between the Company and each Company Converting Debtholder (including without limitation the Vendor Trust), and without any further action on the part of any Company Converting Debtholder or any other person, all outstanding Company Converting Debt shall be deemed contributed to Acquiror and, subject to Section 3.06(d), represent the right to receive from Acquiror, for each Company Converting Debt Conversion Share, the Per Share Merger Closing Consideration (such right, in the case of the Vendor Trust, shall be allocated to the beneficiaries of the Vendor Trust in accordance with the terms of the Vendor Trust Agreement in exchange for and in satisfaction of such beneficiaries’ Interests (as defined in the Vendor Trust Agreement)), which Per Share Merger Consideration, with respect to Company Converting Debt that are bonuses to be paid to employees of the Company and/or any of its Subsidiaries to recognize the reduced compensation levels received by such employees since October 2018, as identified in the Allocation Schedule, shall be subject to the terms as set forth in Annex A attached hereto.”

Article 2
MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Schedules to the Merger Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Merger Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement and a reference to the Merger Agreement in any such instrument or document shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

Section 2.3 General Provisions. Except as set forth in Article 1 of this Amendment, the provisions of Article XI (Miscellaneous) of the Merger Agreement apply equally to this Amendment and are hereby deemed incorporated by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the Amendment Date.

Property Solutions Acquisition Corp.

By:	/s/ Jordan Vogel
Name:	Jordan Vogel
Title:	Co-Chief Executive Officer & Secretary

PSAC Merger Sub Ltd.

By:	/s/ Jordan Vogel
Name:	Jordan Vogel
Title:	Director

(Signature Page to Second Amendment to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the Amendment Date.

FF Intelligent Mobility Global Holdings Ltd.

By:	/s/ Jiawei Wang
Name:	Jiawei Wang
Title:	Director and Vice President

(Signature Page to Second Amendment to Agreement and Plan of Merger)

Annex A

Terms of Acquiror Common Stock To Be Issues for Reduced Compensation

Merger Agreement Issuance Mechanism	Issue Shares as Company Converting Debt
Security	Acquiror Class A Common Stock – Restricted Shares
Issuance Timing	At Closing
Registration / Timing	S-4 Registration Statement / At Closing
Vesting	90 Days after the Closing
Forfeiture	Shares Forfeited if Employment Terminates Prior to Vesting for any Reason